SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 12b-25

Notification of Late Filing

Commission File Number     1-1212

(Check One)
  ___                                                                       ___
/_X_/    Form 10-K and Form 10-KSB                  /___/    Form 11-K
  ___                                   ___
/___/    Form 20-F           /___/     Form 10-Q and Form 10-QSB
  ___
/___/     Form N-SAR

For Period ended        December 31, 2001.
  ___
/___/    Transition Report on Form 10-K and Form 10-KSB
  ___
/___/    Transition Report on Form 20-F
  ___
/___/    Transition Report on Form 11-K
  ___
/___/    Transition Report on Form 10-Q and Form 10-QSB
  ___
/___/    Transition Report on Form N-SAR

            For the transition period ended __________________

PART I
REGISTRANT INFORMATION

Full name of registrant                            DRIVER-HARRIS COMPANY
                                      -----------------------------------------
Address of principal executive office             200 Madison Avenue
                                      -----------------------------------------
City, State and Zip Code                             Convent Station, NJ  07960
                                      -----------------------------------------

PART III
NARRATIVE

The Company is completing a restructuring of its overseas subsidiary.



PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                                                            Frank L. Driver
                                                            (973) 267-8100

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                    ___                               ___
                                  /_X_/        Yes              /___/        No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                    ___                              ___
                                  /___/        Yes              /_X_/        No

Driver-Harris Company
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  March 28, 2002             By:     Frank L. Driver
                                                        Frank L. Driver
                                                        Chief Financial Officer